                             DISTRIBUTION AGREEMENT

                                     BETWEEN

                      MITSUBISHI INTERNATIONAL CORPORATION

                                       AND

                           WAXTECH INTERNATIONAL, INC.

                                                                  EXECUTION COPY

This Agreement ("Agreement") is entered into as of December, 15, 2002(the "Effective Date") by and between MITSUBISHI INTERNATIONAL CORPORATION, a corporation organized under the laws of New York hereinafter referred to as "MIC") and WAXTECH INTERNATIONAL, INC., a corporation organized under the laws of the State of Texas in the United States of America (hereinafter referred to as WXT).

                             PRELIMINARY STATEMENTS

WXT has a long and close business relationship with EnerTeck and holds certain exclusive distribution rights for products manufactured by the EnerTeck Chemical Corporation (EnerTeck).

MIC is a general trading company with extensive expertise in buying and selling a wide variety of products and services throughout the World, and desires to market and sell certain products of EnerTeck in the Territory (as defined herein), and WXT is willing to grant MIC certain rights to market and sell such products in the Territory on the terms and conditions set forth herein.

1.       APPOINTMENT

         (a) WXT hereby appoints MIC as its sub-distributor in the country (countries) listed in Appendix "A" hereto ("Territory") for the sale of products and services of EnerTeck as defined in Appendix "B" hereto (the Products). This appointment is subject to all of the provisions of this Agreement. Provisions relating to exclusivity are set forth in Section 15 below.

         (b) MIC shall not, without the consent of WXT sell, rent or distribute, directly or indirectly, any WXT products or services in any country or other location outside the Territory.

         (c) MIC hereby accepts its appointment on the terms and conditions herein set forth.

         (d) The Parties understand and agree that MIC will be working with one or more of its affiliates in performing its duties under this Agreement, provided however that: (i.) MIC notifies EnerTeck in advance of its intentions to engage any such affiliates and/or disclose Confidential Information, and (ii.) such affiliate executes EnerTeck's Confidentiality and Non Analysis Agreement prior to working with MIC or receiving Product or Confidential Information, and (iii.) such affiliates' actions and obligations shall be bound by MIC's obligations set forth herein.


                                  Page 1 of 13                                 1

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2.       DUTIES OF MIC

         In consideration of the above appointment, MIC agrees to perform the following duties:

         (a) MIC shall establish and maintain a sales program for the sale of Products in the Territory and shall maintain facilities and personnel as are reasonably adequate to perform its obligations under this Agreement.

         (b) MIC shall make no warranties, representations or certifications with respect to Products without the prior consent of WXT. MIC shall hold WXT free and harmless from any claims, lawsuit, damages and cost and expenses caused by it having made any such unauthorized warranties and representations.

         (c) MIC, at its sole expense, shall comply with all the laws, regulations and rules applicable to its operations and to its performance of this Agreement. MIC shall hold WXT free and harmless from any claims, damages, lawsuits, penalties and costs and expenses caused by MIC's failure to comply with any such laws, regulations and rules.

         (d) MIC shall not directly or indirectly, infringe or contest the validity of or the title of to any of the patents, trademarks and trade names owned by WXT or under which WXT is licensed.

         (e) MIC shall make best efforts to expedite and obtain registration numbers, or any other government compliance required to bring WXT's products into MIC's Territory.

         (f) MIC will not sell, rent or distribute, indirectly or directly, any Products for use or sale in any area in or to which WXT itself would be prohibited by applicable law, regulations or order of the United States of America, or any of the governmental agencies thereof, from selling, distributing renting or otherwise permitting the use of said products and services. Without limiting the foregoing, it is understood and agreed that sales of Products by MIC to India and the People's Republic of China are not allowed under this agreement.

3.       AUTHORITY / LIMITATIONS

         Each Party understands and agrees that it is an independent contractor and not an employee of the other party hereto, and that this agreement does not establish a partnership between the parties, and that neither party has the authority to act on behalf of or bind the other party in any way except as otherwise expressly agreed in writing.

4.       PURCHASE AND SALE OF PRODUCTS

         All purchases of Products by MIC hereunder shall be made pursuant to purchase orders issued by MIC to WXT based on orders received by MIC from customers in the Territory. Each purchase and sale hereunder shall be evidenced by a contract of purchase substantially in the form of the standard contract of sale attached hereto as Exhibit A. In the event of any discrepancy between the provisions of any such contract or purchase order and the provisions of this Agreement, it is


                                  Page 2 of 13                                 2

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         expressly understood by the Parties that the terms of this Agreement shall prevail. In the event of any and all discrepancies between MIC's General Terms and Conditions of Purchase and the provisions of this Agreement, it is expressly understood by the Parties that the terms of this Agreement shall prevail.

5.       CONFIDENTIALITY

         Both parties shall maintain as confidential all information relating to their respective products, personnel, customers, business operations, financial condition, supplied by either party separately and/or developed jointly by the parties. Both parties further agree to safeguard as confidential all price books, customer lists, quotations, discount schedules, product formulations and engineering data, in any form, and will not permit their use in any way which would be detrimental to either party. Each party also agrees to return all confidential data received from the other party hereunder back to the other party on cancellation or termination of this agreement, and will not retain copies or memoranda of said information in any form whatsoever. This clause shall remain effective even after the cancellation or termination of this agreement for any reason.

6.       RIGHT OF REFUSAL

         It is the right of WXT, at its sole discretion, to accept or refuse any order placed by MIC hereunder; provided that any such refusal by WXT will automatically revive or extend the exclusivity period with respect to the particular country of the Territory involved for an additional six months. Any decision to refuse a potential contract will not entitle MIC to any recourse except as provided herein.

7.       PRICES, TERMS AND CONDITIONS OF SALE

         All sales shall be subject to WXT's offered prices, terms and conditions as listed in Appendix B of this agreement; and such prices, terms and conditions are subject to change with sixty days notice, as described in Appendix B, unless otherwise agreed by WXT in actual term sales contracts with MIC's customers.

8.       ORDERS AND REPORTS

         Without limiting the exclusivity rights set forth herein, MIC will from time to time, furnish to WXT a list reflecting the correct name and address of all customers to whom MIC has supplied any of the Products.

9.       ADVERTISING

         MIC will not issue or publish any form of advertising or literature which in any way relates to the Products without first submitting the form and content thereof, in English, together with information relating to the proposed dates and places of publication, to WXT's notification address listed in Appendix "C".

         Prior to publication or distribution of the advertising or literature, MIC will obtain WXT's approval and authorization of the form, content and specifications of the proposed advertising or literature. MIC will comply with all directions for changes in the form, content or specifications of such advertising or literature requested by WXT. WXT will provide to MIC current sales literature, brochures, promotional items and technical information on the products and services


                                  Page 3 of 13                                 3

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         covered by this Agreement, as necessary to assist in obtaining business per the Agreement. This material will be written in the English language only and will be provided at no charge to MIC. All such information, brochures, literature, promotional items and technical information in the possession of MIC shall be returned to WXT upon request and/or upon the termination of this agreement.

10.      RELATIONSHIP OF THE PARTIES

         MIC is now and will at all times act as and represent itself as an independent contractor with respect to WXT. MIC and WXT, hereby agree that neither this Agreement nor any activity undertaken in accordance with it shall create any other relationship between the MIC and WXT. Neither party has been granted by the other any right or authority to assume or create any obligation or responsibility for or on behalf of the other unless agreed otherwise in writing.

11.      COMPETITION

         MIC agrees that it nor its affiliated companies to which MIC has disclosed Confidential Information or Product shall (i) not furnish products similar to or that competes with the Products being provided by MIC to WXT pursuant to this agreement to any third party in competition with WXT, (ii) not directly engage in, (iii) not enter into a joint venture, or (iv) not acquire a company or other entity which engages in the particular market(s) of the Product(s) as described herein.

12.      INDEMNITY

         WXT agrees to protect, defend, indemnify and hold harmless and release MIC, its parent, subsidiary and affiliated companies, its officers, directors and employees, from and against any manner of loss, liability, claim, damage, penalty or cost, including but not limited to, reasonable attorney's fees arising in connection with this Agreement that is asserted by any third party to the extent that such loss is caused by any act or omission of WXT.

         MIC agrees to protect, defend, indemnify and hold harmless and release WXT, its parent, subsidiary and affiliated companies, its officers, directors and employees, from and against any manner of loss, liability, claim, damage, penalty or cost, including but not limited to, reasonable attorney's fees arising in connection with this Agreement or that is asserted by any third party to the extent that such loss is caused by any act or omission of MIC.

         The Parties understand and agree that any and all representations and warranties about the Products are made solely by EnerTeck directly to each party pursuant to separate agreements and EnerTeck as manufacturer will be solely liable for any and all product liability claims relating to the Products. Neither party hereto will assert against the other party hereto any product liability claim relating to the Products. It is understood that EnerTeck shall be solely responsible for all product liability claims and each Party will be responsible for obtaining an appropriate indemnity directly from EnerTeck.

13.      COMPLIANCE WITH U.S. LAW


                                  Page 4 of 13                                 4

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         Notwithstanding anything to the contrary contained elsewhere in this
         Agreement or in any Exhibit hereto, performance by WXT or of any of its obligations under the provisions of this Agreement shall be strictly in compliance with all applicable laws and regulations of the U.S., including, without limitation, U.S. Department of State, Treasury or Commerce Export Control or other U.S. Government.

         Non-performance in whole or in part by either party because of said applicable laws shall not constitute a default or breach by such party of its obligations hereunder, or subject such party to liability to the other party for damage or convey any right to the other Party to terminate this Agreement.

         MIC covenants that it is familiar with the U.S. Foreign Corrupt Practices Act of 1977, as amended, "the Act", and it proposes and represents that neither MIC nor any of its shareholders, officers, directors, or employees will perform any service or action related to this Agreement that would or might constitute any such violation.

14.      AMENDMENTS

         This Agreement may be amended only by written agreement of both MIC and WXT.

15.      ASSIGNMENT

         This Agreement is assignable by WXT to EnerTeck upon giving reasonable written notice to MIC and subject to EnerTeck agreeing to appropriate changes to reflect that the Agreement would be between EnerTeck and the distributor. Otherwise, neither party shall have the right to assign all or any part of its rights, duties or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld.

         This Agreement is binding and enforceable against the parties and their respective successors, and permitted assigns.

16.      GEOGRAPHIC EXCLUSIVITY

         In consideration of MIC's efforts in newly developing the business of marketing the Products in the Territory, MIC shall have exclusive sales and distribution rights throughout the Territory for an initial period of one year from the effective date of this agreement. WXT agrees to provide to MIC marketing and technical support commensurate with that provided to WXT's other International distributors of EnerBurn products. After such initial exclusivity period, MIC shall retain the right of geographic exclusivity for all countries listed in Exhibit "A" as long as MIC is providing a satisfactory service to WXT. If the minimal annual purchase volumes outlined in Exhibit "B" are not met in any given year, WXT, by its sole decision may terminate the extended geographic exclusivity for MIC.

         During the period of exclusivity for the Territory, WXT shall not sell Products either directly or indirectly to any entity in the Territory and shall refer to MIC any inquiries it may receive from any such entity.

         In the event geographic exclusivity is terminated for less than minimum sales as provided for in Appendix "B" of this Agreement, MIC shall have extended exclusivity for any customer who has


                                  Page 5 of 13                                 5

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         either commenced commercial trials or has committed to purchase the
         Products in commercial quantities prior to the end of the Geographic exclusivity period as long as this Agreement is in force.

17.      TERM AND TERMINATION

         (a) This Agreement shall be effective as of the Effective Date and shall continue in force for an initial term of five (5) years and thereafter and shall be automatically renewed for successive one-year terms unless terminated by either party by giving a written one-year cancellation notice to the other party.

         (b) Notwithstanding the foregoing, this Agreement may be terminated by either party with immediate effect and without recourse against the terminating party upon the occurrence of any of the following events:

                  (i) The other party breaches any material obligation imposed by this Agreement providing that such material breaches are not reasonably remedied within sixty (60) days of written notice of breach.

                  (ii) The other party fails to make any payment of sums owed by it hereunder when due.

                  (iii) The other party becomes insolvent, or subject to a petition in bankruptcy filed by or against it or is placed under the control of receiver, liquidator or committee of creditors.

                  (iv) The other party assigns transfers or attempts to assign or transfer this Agreement without the terminating party's prior consent.

         (c) Notwithstanding the foregoing, the Agreement may be terminated by WXT with immediate effect upon the occurrence of any of the following events:

                  (i) A period of one hundred eighty days (180 days) from the Effective Date of this agreement passes without WXT receiving a valid and acceptable purchase order of commercial quantities for the Products in the Territory.

         (d) Notwithstanding any termination of this agreement, WXT agrees to honor any orders for products placed by MIC prior to the effective date of termination.

18.      NOTICES

         All notices and other communications provided for herein shall be validly given, made or served, in writing and delivered personally or sent by certified mail postage prepaid, to the addresses listed in Appendix "C"

         Or to such other address as any party hereto, may, from time to time, designate in writing delivered in like manner - reference Appendix "C". Notice given by mail, as set out above shall be deemed delivered when actually received at the appropriate address.


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19.      ARBITRATION

         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the United States and conducted in the English language in Harris County, Texas, United States, pursuant to the Rules of Commercial Arbitration of the American Arbitration Association, and the award rendered therein shall be final and binding on the Parties and shall be enforceable in any Texas court having jurisdiction. The prevailing party shall be entitled to receive, in addition to any other remedy, all costs and expenses incurred in such proceedings, including reasonable attorney's fees.

         This Agreement shall be constructed and enforced in accordance with the laws of the State of Texas in the United States of America without regard for any conflicts of law principles.

20.      SEVERABILITY

         If any provision or provisions of this Agreement shall be held to be in whole or in part invalid, illegal or unenforceable in any jurisdiction, or if any governmental agency or authority shall require the parties to delete any provision of this Agreement, such invalidity, illegality, unenforceability or deletion shall not impair or affect the remaining provisions of this Agreement or the validity or enforceability of such provision in any other jurisdiction.

         The parties shall endeavor, in good faith negotiations, to replace the invalid, illegal unenforceable or deleted provision by valid provisions the economic effect of which comes as close as legally possible to that of the invalid, illegal, unenforceable or deleted provision.

21.      DESCRIPTIVE HEADINGS

         Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

22.      COUNTERPARTS

         For the convenience of the parties, any number of counterparts of this Agreement may be requested by one or more parties hereto and each such counterpart shall be deemed to be an original instrument if agreed to and signed by both parties.

23.      PRIOR AGREEMENTS

         The Parties have entered into non-disclosure agreements. This agreement does not replace or negate the obligations of the Parties relevant to those non-disclosure agreements (NDA) and the NDA agreements and obligations thereunder are not modified by this agreement.

         The foregoing terms and conditions represent the entire agreement between WXT and MIC with respect to the subject matter and supersede all prior and contemporaneous agreements or understanding that parties may have, subject to the preceding paragraph.


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24.      GENERAL PROVISIONS

         (a) This agreement is made in the English language and in the event of doubt in interpretation between this and any other version into which this agreement may be translated; the English language shall prevail.

         (b) The parties agree that either party shall keep its own personnel and equipment insured and each party will cover all of its own insurance costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the effective date,


WAXTECH INTERNATIONAL, INC.               MITSUBISHI INTERNATIONAL CORPORATION


/S/ V. PATRICK KEATING                    /S/ TOMOHITO HANADA
-----------------------------------       --------------------------------------
V. Patrick Keating Tomohito Hanada        Manager, Catalysts and Specialty
President & CEO                             Chemicals Unit

Date:_December 23, 2002                   Date: 12/23/2002


                                  APPENDIX "A"

                                       TO

                                AGENCY AGREEMENT

                                     BETWEEN

                      MITSUBISHI INTERNATIONAL CORPORATION

                                       AND

                           WAXTECH INTERNATIONAL, INC.


                                  Page 8 of 13                                 8

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                                    TERRITORY


                                     COUNTRY
                                     -------
                                      JAPAN
                                   SOUTH KOREA
                                     TAIWAN
                                    SINGAPORE
                                    MALAYSIA
                                     VIETNAM
                                    CAMBODIA
                                    THAILAND
                                    INDONESIA


                                  Page 9 of 13                                 9

                                  APPENDIX "B"

                                       TO

                                AGENCY AGREEMENT

                                     BETWEEN

                      MITSUBISHI INTERNATIONAL CORPORATION

                                       AND

                           WAXTECH INTERNATIONAL, INC.

              PRICE SCHEDULE, MINIMUM PURCHASES AND MARGIN SHARING

The Base Price of EnerBurn 5805C (or equivalent) to MIC shall be USD 66.00 (sixty-six dollars) per US Gallon in bulk. Other packaging such as drums or pails will be price-adjusted as necessary to reflect additional packaging and handling costs to WXT.

WXT can amend the base price with sixty days (60) notice to MIC to reflect changes in WXT's product acquisition cost. Product is offered FOB the Port of Houston, Texas, USA.

The base price will be adjusted for volume incentive for any particular country of destination/sale as follows:

Up to 6500 US Gallons per any given calendar quarter. - No Adjustment.

6500 US Gallons to 12,999 US Gallons per any given calendar quarter. - USD 2.00 Discount.

13,000 US Gallons to 19,999 US Gallons per any given calendar quarter. - USD
4.00 Discount

20,000 plus US Gallons any given calendar quarter - USD 6.00 Discount.

Example: Sales to Japan in 1st quarter 2003 are 13,200 US Gal. (two isotanks). Base price would be adjusted by USD 4.00. At a Base Price of USD 66.00, the net FOB price is USD 62.00 per gallon.


EXCESS MARGIN SHARING FORMULA

If MIC's net sales price to any of MIC's customers exceeds a certain amount per gallon, MIC and WXT agree to share excess margin as follows:

MIC Sales Price to a given customer is at or less than USD 90.00 per US Gallon - No Margin sharing.

MIC Sales Price to a given customer is 90.01 to 100.00 USD, MIC and WXT share the difference between USD 90.00 and the sales price as follows:

50 percent to MIC and 50 percent to WXT
MIC Sales Price to a given customer is 100.00-150.00 MIC and WXT share the difference between USD 90.01 and the sales price as follows:

60 percent to MIC and 40 percent to WXT


                                  Page 10 of 13                               10

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                    APPENDIX "B" CONTINUED (PAGE TWO OF TWO)


MIC Sales price to a given customer is 150.01 or higher, MIC and WXT share the difference between USD 90.01 and the sales price as follows:

75 percent to MIC and 25 percent to WXT.

Example for clarity: MIC's customer purchases EnerBurn 5805C for 105.00 USD per US gallon. MIC shares margin with WXT as follows:

Excess Margin share for MIC = (105.00 - 90.01)*0.60 = USD 8.994 Excess Margin share for WXT = (105.00-90.01)*0.40= USD5.996

           MINIMUM PURCHASE VOLUME FOR CONTINUEDGEOGRAPHIC EXCLUSIVITY

YEAR ONE (2003)                        15,150 US GALLONS

NOTE: (IN YEAR ONE AND ONLY YEAR ONE, ACTUAL MIC PURCHASES OF PRODUCT AND THE ANNUAL PRODUCT VOLUMES OF BONA-FIDE FULLY RATIFIED CONTRACTS OF FOR SALE OF PRODUCTS SHALL BE CONSIDERED IN THE CALCULATION OF FOR FULFILLMENT OF MINIMUM PURCHASES FOR EXCLUSIVITY PURPOSES HEREIN.)

YEAR TWO (2004)                        30,300 US GALLONS
YEAR THREE (2005)                      60,600 US GALLONS
EACH YEAR THEREAFTER                   60,600 US GALLONS


                                  Page 11 of 13                               11

                                  APPENDIX "C"

                                       TO

                                AGENCY AGREEMENT

                                     BETWEEN

                      MITSUBISHI INTERNATIONAL CORPORATION

                                       AND

                           WAXTECH INTERNATIONAL, INC.

                               CONTACT INFORMATION

MITSUBISHI (MIC)                            WAXTECH INTERNATIONAL, INC. (WXT)

Tomohito Hanada                             V. Patrick Keating
Catalysts and Specialty Chemicals Unit      President & CEO
1 Houston Center, #3500                     403 Briarpark
Houston, Texas 77010                        Houston, Texas 77042



Telephone (713) 652-9202                    Telephone  (713) 339 1122
Fax       (713) 652-9340                    Fax        (713) 339 1133




                                  Page 12 of 13                               12

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                                   Exhibit "A"

                              MIC Contract of Sale

                                    attached




                                  Page 13 of 13                               13